             EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES FULL YEAR 2010 EARNINGS;
EXPECTS DOUBLE DIGIT EARNINGS GROWTH IN 2011

STAMFORD, CT, February 1, 2011 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported full year 2010 net income of $144.6 million, or $1.89 per diluted share, as compared to full year 2009 net income of $159.4 million, or $2.07 per diluted share.  Results for 2010 included pre-tax rationalization charges of $22.2 million, or $0.19 per diluted share net of tax, a pre-tax loss on early extinguishment of debt of $7.5 million, or $0.07 per diluted share net of tax, and the non-cash impact from the remeasurement of the net assets in Venezuela of $3.2 million, or $0.04 per diluted share net of tax.  Results for 2009 included pre-tax rationalization charges of $1.5 million, or $0.01 per diluted share net of tax, and a pre-tax loss on early extinguishment of debt of $1.3 million, or $0.01 per diluted share net of tax. Adjusted net income per diluted share was $2.19 for the full year 2010 and $2.09 for the full year 2009.

“We delivered record adjusted net income per diluted share of $2.19 in 2010, a 4.8 percent increase over a strong prior year.  More importantly, we positioned the Company for double-digit growth in earnings per share through the deployment of capital for strategic acquisitions, share buybacks, organic investments and the redemption of higher cost debt,” said Tony Allott,

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SILGAN HOLDINGS
February 1, 2011

President and CEO. “Our metal food container business improved its profitability and increased margins through excellent operational performance and improved volumes.  Our closures business performed well but cycled over a difficult comparison as a result of the delayed pass through of volatile raw material costs in 2009 and 2010.  Our plastic container business returned to volume and revenue growth, but experienced headwinds in managing resin pricing volatility and implementing several important restructuring activities,” continued Mr. Allott.  “While 2010 was another record year for Silgan, we anticipate continued improvements in each of our businesses and accelerated earnings growth for 2011,” concluded Mr. Allott.

Highlights of the Company’s performance in 2010 include:

·	Achieving record adjusted net income per share of $2.19.

·	Repurchasing 7.1 million shares, or approximately 9.2 percent of shares outstanding.

·
Positioning the Company’s metal packaging franchise for expansion in the Central and Eastern Europe markets through an agreement to acquire Vogel & Noot, a leading supplier of food and general line cans in those markets.

·	Expanding the plastic closure position into the dairy market with the acquisition of IPEC Global, Inc.

·
Continuing to strengthen the balance sheet through the completion of a new $1.4 billion credit facility which provided additional liquidity and extended maturities as well as the redemption of the 6 ¾ % Senior Subordinated Notes due 2013.

·
Continuing to enhance the cost competitiveness of the businesses by closing one of the largest plastic container facilities, announcing the closing of a second plastic container facility and further reducing the cost structure of the European closures operations for 2011.

·	Increasing the cash dividend by approximately 11 percent to $0.42 per share and completing a two-for-one stock dividend.

A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.  In addition, the Company is providing a reconciliation in Table C of this press release of net cash provided by

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SILGAN HOLDINGS
February 1, 2011

operating activities to free cash flow, a Non-GAAP financial measure, which adjusts net cash provided by operating activities for capital expenditures and changes in outstanding checks.

Net sales for the full year of 2010 were $3.07 billion, up $4.7 million or 0.2 percent, as compared to 2009.  This increase was primarily the result of higher average selling prices in the plastic container business largely attributable to the pass through of higher resin costs and volume increases across each business. These gains were partially offset by lower average selling prices in the metal food container business and the metal portion of the closures business as a result of the pass through of lower raw material costs and the impact of unfavorable foreign currency translation.

Income from operations for 2010 was $283.3 million, a decrease of $15.3 million, or 5.1 percent, as compared to $298.6 million for 2009, and operating margin decreased to 9.2 percent from 9.7 percent for the same periods.  These decreases were the result of $20.7 million higher rationalization charges recorded in 2010 versus 2009. Excluding these charges, income from operations improved as a result of manufacturing efficiencies and ongoing cost controls, the year-over-year benefit resulting from the timing of certain contractual pass throughs of changes in manufacturing costs in the metal food container business and increased volumes in each business, partially offset by a less favorable mix of products sold in each business, the negative impact of the lagged pass through of significant volatility in raw material costs and incremental corporate expenses associated with corporate development activities. Rationalization charges of $22.2 million in 2010 were primarily related to the non-cash write-down of assets in the Woodstock, Illinois plastic container facility, costs associated with the shutdown of the Port Clinton, Ohio plastic container facility and a reduction of workforce at the closures facility in Germany.

Interest and other debt expense before loss on early extinguishment of debt for 2010 was $54.1 million, an increase of $4.4 million as compared to 2009.  This increase was primarily due to the higher average cost of borrowings, largely as a result of the issuance of the 7.25% senior notes in May 2009 and the refinancing of the senior secured credit facility in July 2010.  The decision to

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SILGAN HOLDINGS
February 1, 2011

refinance the credit facility and redeem the senior subordinated notes resulted in a loss on early extinguishment of debt of $7.5 million in 2010.

The Company delivered free cash flow in 2010 of $89.1 million. Free cash flow for 2010 was reduced by the Company’s decision to make a voluntary contribution of $92.3 million to its pension plans and a significant increase in working capital in 2010 as raw material inventories were increased by $32.0 million in advance of 2011 inflation, as well as the year-over-year impact on working capital of the unusually strong cash collections late in the fourth quarter of 2009. Free cash flow in 2009 was $264.1 million, which included the significant working capital benefit of the strong late fourth quarter cash collections.

Metal Food Containers

Net sales of the metal food container business were $1.86 billion in 2010, a decrease of $52.1 million, or 2.7 percent, as compared to $1.92 billion in 2009.  This decrease was primarily due to lower average selling prices as a result of the pass through of lower raw material and other manufacturing costs, partially offset by modest volume gains year-over-year.  The year-over-year volume increase was attributable to the continued solid performance of canned products in a weak economy and the favorable year-over-year comparison resulting from the negative impact of the fourth quarter 2008 customer buy-ahead, as well as some potential customer buy-ahead in 2010 in anticipation of 2011 raw material price increases, partially offset by the comparison to a very strong fruit and vegetable pack in 2009.

Income from operations of the metal food container business in 2010 was $232.6 million, an increase of $26.2 million as compared to $206.4 million in 2009, and operating margin increased to 12.5 percent from 10.8 percent over the same periods.  The increase in income from operations was primarily due to the year-over-year benefit resulting from improved manufacturing efficiencies and ongoing improvements in cost controls, the timing of certain contractual pass throughs of changes in raw material and other manufacturing costs and improved unit volumes, partly offset by a less favorable mix of products sold.

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SILGAN HOLDINGS
February 1, 2011

Closures

Net sales of the closures business were $618.8 million for 2010, an increase of $9.7 million, or 1.6 percent, as compared to $609.1 million in 2009.  This increase was primarily attributable to higher volumes as a result of improving demand in the single-serve beverage markets and the benefit of a buy-ahead in the fourth quarter of 2010 in advance of raw material price increases, the inclusion of the IPEC acquisition in the fourth quarter of 2010 and the pass through of higher raw material costs in the plastic portion of the closures business. These increases were partially offset by the impact of unfavorable foreign currency translation, lower average selling prices in the metal portion of the closures business as a result of the pass though of lower tin plate prices, reduced sales into Venezuela and a less favorable mix of products sold.

Income from operations of the closures business for 2010 decreased $15.5 million to $58.6 million as compared to $74.1 million in 2009, and operating margin decreased to 9.5 percent from 12.2 percent over the same periods.  The decrease in income from operations was primarily due to $7.9 million higher rationalization charges attributable to a workforce reduction in the facility in Germany, the negative impact of the lagged pass through of rising resin costs, the unfavorable comparison to the prior year benefit from the delayed pass through of raw material cost declines in Europe and a less favorable mix of products sold, partially offset by higher volumes.  Rationalization charges were $9.2 million in 2010 versus $1.3 million in 2009.

Plastic Containers

Net sales of the plastic container business were $588.6 million in 2010, an increase of $47.1 million, or 8.7 percent, as compared to $541.5 million in 2009.  This increase was principally due to the impact of higher average selling prices as a result of the pass through of higher raw material costs, increased volumes and the impact of favorable foreign currency translation, partially offset by a less favorable mix of products sold.

Income from operations of the plastic container business was $10.3 million, a decrease of $21.0 million as compared to $31.3 million in 2009, and operating margin decreased to 1.7 percent from 5.8 percent over the same periods.  The decrease in income from operations was primarily attributable to $12.1 million higher rationalization charges, the negative impact of the lagged

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SILGAN HOLDINGS
February 1, 2011

pass through of significant increases in resin costs, higher operating costs while implementing rationalization programs and a less favorable mix of products sold, partially offset by higher volumes.  Rationalization charges were $12.3 million in 2010, primarily related to the non-cash write-down of assets as a result of the planned closing of the Woodstock facility as well as costs associated with closing the Port Clinton facility, versus $0.2 million in 2009.

Fourth Quarter

The Company reported net income for the fourth quarter of 2010 of $16.4 million, or $0.22 per diluted share, as compared to net income for the fourth quarter of 2009 of $23.9 million, or $0.31 per diluted share.  The results for the fourth quarter of 2010 included pre-tax rationalization charges of $18.5 million, or $0.17 per diluted share net of tax, and a pre-tax loss on early extinguishment of debt of $3.0 million, or $0.03 per diluted share net of tax.  Results for the fourth quarter of 2009 included a pre-tax charge of $0.6 million for the loss on early extinguishment of debt.  As a result, adjusted net income per diluted share for the fourth quarter of 2010 was $0.42 versus $0.31 in the prior year quarter.

Net sales for the fourth quarter of 2010 increased $6.3 million, or 0.9 percent, to $711.6 million as compared to $705.3 million for the fourth quarter of 2009.  This increase was primarily due to higher volumes across all three businesses, the pass through of higher resin costs and the inclusion of the IPEC acquisition, partially offset by lower average selling prices in the metal food container and the metal portion of the closures businesses due to the pass through of lower raw material and other manufacturing costs, the impact of unfavorable foreign currency translation and a less favorable mix of products sold in the plastic container business.

Income from operations for the fourth quarter of 2010 was $38.6 million as compared to $51.1 million for the fourth quarter of 2009, and operating margin decreased to 5.4 percent from 7.2 percent over the same periods.  These decreases were the result of $18.5 million higher rationalization charges recorded in the fourth quarter of 2010 versus the same period in 2009. Excluding these charges, income from operations for the fourth quarter of 2010 improved as a result of higher volumes across all three businesses, improved manufacturing efficiencies in the metal food container and closures businesses and ongoing cost controls, partially offset by the

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SILGAN HOLDINGS
February 1, 2011

unfavorable comparison to the prior year benefit from the delayed pass through of raw material cost declines in Europe, the impact of a less favorable mix of products sold in the plastic container business and incremental corporate expenses associated with corporate development activities.

As expected, the effective tax rate for the fourth quarter of 2010 was 25.4 percent as compared to 35.6 percent for the same period in 2009, largely attributable to the timing of recognizing certain tax credits which were renewed by Congress in the fourth quarter of 2010.

Dividend

On December 15, 2010, the Company paid a quarterly cash dividend in the amount of $0.105 per share to holders of record of common stock of the Company on December 1, 2010.  This dividend payment aggregated $7.4 million.

Outlook for 2011

The Company currently estimates that its adjusted net income per diluted share for the full year 2011 will be in the range of $2.55 to $2.65, which excludes rationalization charges but includes the anticipated closing of the Vogel & Noot transaction, net of the incremental transaction costs and negative purchase accounting adjustments.  This transaction is currently expected to close late in the first quarter.  This estimate represents an increase in adjusted net income per diluted share of between 16 percent and 21 percent over the prior year.  The primary drivers of the anticipated year-over-year increase are improved profitability in each business and the net benefit from the share repurchases completed in 2010.

Net sales in the metal container business are expected to be higher in 2011 as compared to 2010 primarily due to the inclusion of the Vogel & Noot operations and the contractual pass through of higher raw material and other manufacturing costs.  Income from operations in the metal container business is expected to improve modestly as a result of the inclusion of the Vogel & Noot operations, ongoing cost reductions, productivity initiatives and other benefits derived from capital investments.  Net sales in the closures business are expected to improve in 2011, primarily attributable to the pass through of higher raw material costs and continued volume

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SILGAN HOLDINGS
February 1, 2011

improvement largely due to the inclusion of the IPEC operations.  Income from operations in the closures business is expected to improve as a result of the inclusion of the IPEC operations, rationalization benefits, productivity improvements and volume gains.  In the plastic container business, net sales are expected to increase as a result of volume gains due to continued demand recovery and the pass through of higher resin costs.  Income from operations in the plastic container business is expected to increase significantly due to improved manufacturing performance, the benefits from the 2010 rationalization programs for the Port Clinton facility and certain overhead activities and continued volume growth.

The Company expects interest expense to be higher in 2011 as compared to 2010 due to higher average outstanding borrowings as a result of significant capital deployments initiated in 2010 and the Vogel & Noot transaction, as well as higher average interest rates due to the full year impact from the refinancing of the senior secured credit facility in July 2010 and expected higher market interest rates.

The Company currently estimates that free cash flow in 2011 will be between $180 million and $220 million, as increased capital expenditures are expected to be offset by lower working capital levels and significantly lower pension funding.

The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2011 in the range of $0.35 to $0.40, as compared to adjusted net income per diluted share of $0.40 in the first quarter of 2010.  The estimate for the first quarter of 2011 excludes rationalization charges.  This year-over-year comparison of adjusted net income per diluted share includes the negative comparison resulting from the 2010 benefit from the delayed contractual pass through of lower raw material and other manufacturing costs as compared to the delayed contractual pass through of higher raw material and other manufacturing costs in 2011, the negative impact on volumes from the fourth quarter 2010 customer buy-ahead, incremental transaction costs and negative purchase accounting adjustments related to the Vogel & Noot transaction and higher interest costs, partially offset by the benefit of the share repurchases completed in 2010 and the benefits of the IPEC acquisition.

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SILGAN HOLDINGS
February 1, 2011

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year 2010 at 11:00 a.m. eastern time on February 2, 2011.  The toll free number for domestic callers is (888) 280-4443, and the number for international callers is (719) 325-2170.  For those unable to listen to the live call, a taped rebroadcast will be available through February 17, 2011.  To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820.  The pass code is 7716818.

* * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2010.  Silgan operates 68 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2009 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2010	2009	2010	2009

Net sales	$711.6	$705.3	$3,071.5	$3,066.8

Cost of goods sold	613.5	613.1	2,599.1	2,605.7

Gross profit	98.1	92.2	472.4	461.1

Selling, general and administrative expenses	41.0	41.1	166.9	161.0

Rationalization charges	18.5	-	22.2	1.5

Income from operations	38.6	51.1	283.3	298.6

Interest and other debt expense before loss
on early extinguishment of debt	13.7	13.4	54.1	49.7

Loss on early extinguishment of debt	3.0	0.6	7.5	1.3

Interest and other debt expense	16.7	14.0	61.6	51.0

Income before income taxes	21.9	37.1	221.7	247.6

Provision for income taxes	5.5	13.2	77.1	88.2

Net income	$16.4	$23.9	$144.6	$159.4

Earnings per share: (1)
Basic net income per share	$0.22	$0.31	$1.91	$2.09
Diluted net income per share	$0.22	$0.31	$1.89	$2.07

Cash dividends per common share (1)	$0.11	$0.10	$0.42	$0.38

Weighted average shares (000’s): (1)
Basic	73,548	76,528	75,905	76,351
Diluted	74,148	77,147	76,508	76,971

(1)	Per share and share amounts have been adjusted for the two-for-one stock split that occurred on May 3, 2010.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2010	2009	2010	2009
Net sales:
Metal food containers	$422.1	$422.7	$1,864.1	$1,916.2
Closures	146.2	145.8	618.8	609.1
Plastic containers	143.3	136.8	588.6	541.5
Consolidated	$711.6	$705.3	$3,071.5	$3,066.8

Income from operations:
Metal food containers (a)	$46.9	$33.8	$232.6	$206.4
Closures (b)	1.5	13.3	58.6	74.1
Plastic containers (c)	(4.8)	7.3	10.3	31.3
Corporate	(5.0)	(3.3)	(18.2)	(13.2)
Consolidated	$38.6	$51.1	$283.3	$298.6

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2010	2009
Assets:
Cash and cash equivalents	$175.2	$305.8
Trade accounts receivable, net	214.4	196.6
Inventories	438.5	387.2
Other current assets	36.3	24.7
Property, plant and equipment, net	849.7	882.3
Other assets, net	461.9	417.8
Total assets	$2,176.0	$2,214.4

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$410.2	$398.3
Current and long-term debt	904.6	799.4
Other liabilities	307.6	330.9
Stockholders’ equity	553.6	685.8
Total liabilities and stockholders’ equity	$2,176.0	$2,214.4

(a)	Includes rationalization charges of $0.7 million for the year ended December 31, 2010.
(b)
Includes rationalization charges of $9.2 million for the fourth quarter of 2010 and $9.2 million and $1.3 million for the years ended December 31, 2010 and 2009, respectively and a charge for the Venezuela remeasurement of net assets of $3.2 million for the year ended December 31, 2010.

(c)	Includes rationalization charges of $9.3 million for the fourth quarter of 2010 and $12.3 million and $0.2 million for the years ended December 31, 2010 and 2009, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2010	2009

Cash flows provided by (used in) operating activities:
Net income	$144.6	$159.4
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	145.8	147.3
Rationalization charges	22.2	1.5
Loss on early extinguishment of debt	7.5	1.3
Other	18.7	12.4
Other changes that provided (used) cash, net
of effects from acquisition:
Trade accounts receivable, net	(19.9)	72.1
Inventories	(51.8)	(7.9)
Trade accounts payable and other changes, net	12.5	(19.9)
Contributions to pension benefit plans	(92.3)	(43.4)
Net cash provided by operating activities	187.3	322.8

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	(47.9)	-
Capital expenditures	(105.4)	(99.6)
Proceeds from asset sales	1.5	2.9
Net cash used in investing activities	(151.8)	(96.7)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(32.0)	(29.4)
Changes in outstanding checks - principally vendors	7.2	40.9
Net borrowings (repayments) and other financing activities	106.5	(94.8)
Repurchase of common stock	(247.8)	-
Net cash used in financing activities	(166.1)	(83.3)

Cash and cash equivalents:
Net (decrease) increase	(130.6)	142.8
Balance at beginning of year	305.8	163.0
Balance at end of year	$175.2	$305.8

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1) (2)
 (UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2010	2009	2010	2009

Net income per diluted share as reported	$0.22	$0.31	$1.89	$2.07

Adjustments:
Rationalization charges, net of tax	0.17	-	0.19	0.01
Loss on early extinguishment of debt, net of tax	0.03	-	0.07	0.01
Venezuela remeasurement, net of tax	-	-	0.04	-
Adjusted net income per diluted share	$0.42	$0.31	$2.19	$2.09

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1) (2)
 (UNAUDITED)
For the quarter and year ended,

        Table B

	First Quarter			Year Ended
	March 31,			December 31
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2011	2011	2010	2011	2011	2010
Net income per diluted share as estimated
for 2011 and as reported for 2010	$0.34	$0.39	$0.35	$2.53	$2.63	$1.89

Adjustments:
Rationalization charges, net of tax	0.01	0.01	0.01	0.02	0.02	0.19
Loss on early extinguishment of debt, net of tax	-	-	-	-	-	0.07
Venezuela remeasurement, net of tax	-	-	0.04	-	-	0.04
Adjusted net income per diluted share as estimated for 2011 and presented for 2010	$0.35	$0.40	$0.40	$2.55	$2.65	$2.19

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (3)
(UNAUDITED)
For the year ended December 31,
 (Dollars in millions)

      Table C

	2010	2009

Net cash provided by operating activities	$187.3	$322.8

Capital expenditures	(105.4)	(99.6)
Changes in outstanding checks	7.2	40.9

Free cash flow	$89.1	$264.1

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, the loss on early extinguishment of debt and the impact from the remeasurement of the net assets of the Venezuela operations from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Per share amounts have been adjusted for the two-for-one stock split that occurred on May 3, 2010.

(3)
The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure.  The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions.  Free cash flow is defined as net cash provided by operating activities adjusted for capital expenditures and changes in outstanding checks. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.